Exhibit 10.3

EMPLOYMENT AGREEMENT – WORMAN

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between National Holdings Corporation (the “Company”) and Glenn C. Worman (“Executive”), effective as of the “Effective Time” under the Agreement and Plan of Merger dated as of January 10, 2021 by and among the Company, B. Riley Financial, Inc. (“BRF”), and B. Riley Principal Merger Corp. III (the “Merger Agreement”).

WHEREAS, the Company and Executive desire to set forth the terms and conditions upon which Executive will continue Executive’s employment with the Company;

WHEREAS, the Company and Executive are parties to an Employment Agreement dated as of December 28, 2018 (the “Existing Agreement”); and

WHEREAS, the Company and Executive desire to amend and restate the Existing Agreement, contingent on the closing of the Merger Agreement (the “Closing”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.     Employment. Effective as of and contingent upon the Closing, the Company shall continue to employ Executive as President and Chief Financial Officer of the Company (“Position”), and Executive agrees to continue such employment, upon the terms and conditions set forth in this Agreement commencing at the Closing and continuing until terminated in accordance with the termination provisions below (the “Employment Period”). Executive shall report to the Chief Executive Officer of the Company. Notwithstanding anything to the contrary in this Agreement, if the Closing does not take place, this Agreement shall be of no further force or effect and the Existing Agreement shall continue in accordance with its terms.

2.     Position and Duties.

2.1     Services with the Company. Executive shall perform all duties and functions customarily performed by the Position of a business of the size and nature similar to that of the Company, and such other employment duties as the Company shall assign to him from time to time. Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Company’s Board of Directors (the “Board”). Notwithstanding the foregoing, the Executive will be permitted to act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization as long as such activities are disclosed in writing in advance to the Board and does not interfere with the discharge of his duties hereunder.

3.     Compensation.

3.1     Base Salary. As compensation for services to be rendered by Executive under this Agreement, the Company shall pay to Executive an annualized salary of Three Hundred Seventy-Five Thousand Dollars ($375,000), less applicable tax and other authorized applicable withholdings (the “Base Salary”), which shall be paid in accordance with the Company’s normal payroll procedures and policies. Executive’s salary will be reviewed, and if appropriate, adjusted, on an annual basis at or after the end of each calendar year.

3.2     Performance Bonus. Commencing with calendar year 2021, Executive shall be eligible to earn an annual performance bonus based upon his performance and/or the Company’s performance in accordance with BRF’s Management Bonus Plan, based, as with BRF executives, on the performance of BRF and its affiliated businesses, and determined in the same manner as applies to BRF senior executives. Executive’s target bonus shall be equal to not less than 100% of Executive’s Base Salary, with a maximum multiple of 200% of Base Salary. Each annual performance bonus will be paid in cash by the Company in full, less applicable tax and other authorized withholdings, by no later than March 15th of the calendar year following the calendar year in which the services were rendered, subject to Executive’s continued employment through the payment date.

3.3     Equity Awards. Executive shall be eligible to participate in BRF’s long-term incentive plans for which senior executive employees of BRF are generally eligible on terms and conditions no less favorable than offers to such other senior executives.

3.4     Additional FCF Target Bonus Pool. For fiscal year 2021, Executive shall have the opportunity to earn an additional cash bonus if the Company’s Free Cash Flow for the fiscal year exceeds the Free Cash Flow target established by the Board for the fiscal year by twenty percent (20%) or more. The FCF target bonus pool and allocation of such pool across the eligible senior executives at the Company shall be determined by the CEO, subject to review and approval by the Board. For the purposes of this Agreement, “Free Cash Flow” is defined as the Company’s net income plus depreciation and amortization, less capital expenditures, as determined by the Board in accordance with GAAP.

3.5     Participation in Benefit Plans. Executive shall be included to the extent eligible thereunder in any and all plans of the Company or BRF and its other affiliates, as applicable, providing benefits for the Company’s executives, including, but not limited to, medical, retirement and disability plans. Executive’s participation in any such plan or program shall be subject to the BRF and affiliates’ policies and the provisions, rules, and regulations applicable to any plans. Nothing in this Agreement shall impose on the Company or BRF or its affiliates any affirmative obligation to establish any benefit plan. BRF, its affiliates, and the Company reserve the right to prospectively terminate or change benefit plans and programs each offers to its employees at any time.

3.6     Expenses. In accordance with the Company’s policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out- of-pocket expenses incurred by him or her in the performance of his/her duties under this Agreement, subject to the presentment of appropriate receipts or expense reports in connection with the Company’s policies and procedures.

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3.7     Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

4.     Annual Paid Time Off. Executive shall be entitled to accrue and take vacation and sick leave in accordance with the Company’s Leave Policy.

5.     Compensation upon Termination/Resignation. The Employment Period and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least twenty (20) days advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

Notwithstanding the foregoing:

(a) the Executive may not Resign for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 90 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within 30 days following the end of the cure period, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

(b) the Company may not terminate the Executive’s employment with Cause unless it has provided written notice to the Executive of the existence of the circumstances providing grounds for Termination with Cause within 90 days following the later of (i) the circumstances constituting “Cause” or (ii) the date that senior management of the Company has knowledge of such circumstances, and the Executive has had at least 15 days from the date on which such notice is provided to cure such circumstances (if possible).

5.1     Termination with Cause; Resignation. In the event Executive is terminated by the Company with Cause or in the event Executive resigns prior to January 1, 2022, Executive shall be paid his Base Salary through the effective date of termination, a pro rata portion of any target bonus for the year of termination or if no target bonus for such calendar year has been set on or prior to the effective date of termination, the target bonus for the prior year, other benefits through termination, and accrued unused leave owed through the termination/resignation date as well as reasonable unreimbursed business expenses incurred through the termination/resignation date. In the event Executive is terminated by the Company with Cause or in the event Executive resigns without Good Reason on or after January 1, 2022, Executive shall be paid his Base Salary through the effective date of termination and accrued unused leave owed through the termination/resignation date as well as reasonable unreimbursed business expenses incurred through the termination/resignation date.

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5.2     Termination Without Cause, for death or Disability or Resignation for Good Reason. In the event that Executive is terminated without Cause, for death or Disability or resigns for Good Reason, in addition to the amounts set forth in 5.1 above, Executive shall also receive (i) a pro rata portion of any target bonus for the year of termination or if no target bonus for such calendar year has been set on or prior to the effective date of termination, the target bonus for the prior year, solely to the extent Executive is not entitled to such a bonus under Section 5.1, and (ii) a Severance Payment (as defined below), in each case payable no later than 45 days after the effective date of termination, subject to the Executive’s prior execution and delivery of a full general release in form and substance reasonably satisfactory to the Company. The “Severance Payment” shall be the sum of one (1) times the Executive’s base salary (as in effect immediately prior to such termination) and one (1) times the Executive’s target bonus for the calendar year in which the effective date of termination (or resignation) occurs, or if no target bonus for such calendar year has been set on or prior to the effective date of termination (or resignation), the target bonus for the prior year, provided that if the termination without Cause or resignation for Good Reason occurs on or before the first anniversary of the Effective Date, the Severance Payment shall be twice the preceding sum. If the Executive timely and properly elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for himself (and his dependents, if applicable) and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on the tenth of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve month anniversary of the Termination Date; and (ii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer.

5.3     Definitions. The following definitions apply to this Agreement:

5.3.1     Reserved.

5.3.2     “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days.

5.3.3     “Termination with Cause” shall mean (i) the Executive’s willful, intentional and continued substantial misconduct in the reasonable judgment of the Company; (ii) other than due to a Disability, the Executive’s repeated, intentional gross negligence of duties or intentional gross failure to act which can reasonably be expected to affect materially and adversely the business or affairs of the Company or any subsidiary or affiliate thereof in the reasonable judgment of the Company; (iii) the Executive’s gross material breach of any of the obligations contained herein; or (iv) the commission by the Executive of any intentional material fraudulent act with respect to the business and affairs of the Company or any subsidiary or affiliate thereof, in the reasonable judgment of the Company. Executive shall be given written notice of the Company’s intent to terminate his employment for cause and shall have 15 days in which to cure such claimed defect.

5.3.4     “Good Reason” shall mean: termination by the Executive of his employment with the Company based on any of the following, solely to the extent occurring after the Closing:

(i)     A reduction in Base Salary of the Executive during the Employment Period;

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(ii)     The Company’s material breach of this Agreement;

(iii)     A material, adverse change in the Executive’s title, authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size and capitalization as of the date of this Agreement; or

(iv)     Reassignment of Executive to a location greater than twenty-five (25) miles from New York, NY that does not decrease his commuting distance before such relocation.

6.     Compliance With Section 409A. The parties intend that the payments and benefits contemplated in this Agreement either be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other guidance promulgated thereunder (collectively, “Section 409A”), or be provided in a manner that complies with Section 409A, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section Notwithstanding anything herein to the contrary, all payments and benefits which are payable hereunder upon Executive’s termination of employment shall be paid or provided only upon a termination of employment that constitutes a “Separation from Service” from the Company within the meaning of Section 409A.

In furtherance of this Section 6, and notwithstanding anything herein to the contrary, to the extent any in-kind benefit or reimbursement to be paid or provided under this Agreement constitutes a “deferral of compensation” within the meaning of Section 409A, then (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (within the meaning of Section 409A) to Executive during any calendar year shall not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to Executive in any other calendar year (subject to any lifetime and other annual limits provided under the Company’s group health plans); (ii) any reimbursements for expenses incurred by Executive/e shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) Executive shall not be entitled to any in-kind benefits or reimbursement for any expenses incurred subsequent to the end of the second calendar year following the calendar year in which Executive incurs a termination of employment; and (iv) the right to any such reimbursement or in-kind benefit may not be liquidated or exchanged for any other benefit.

Any installment payment of post-employment benefits under this Agreement shall be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). Notwithstanding anything in this Agreement to the contrary, if any amount or benefit would constitute compensation subject to penalty taxation under Section 409A and such amount becomes payable or distributable by reason of Executive’s Separation from Service during a period in which the Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j), (i) the timing of such amounts or payments shall be delayed until the earlier of (a) the date that is six (6) months and one (1) day after the Executive’s Separation from Service and (b) the date of Executive’s death (such applicable date, the “Delayed Initial Payment Date”), and (ii) the Company shall (a) pay the Executive a lump sum amount equal to the sum of the benefit payments that the Executive would otherwise have received through the Delayed Initial Payment Date (or, with respect to death, the earliest administratively practicable date provided that payment complies with the timing requirements of Section 409A) if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph) and (b) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

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7.     Certain Permitted Activities. Notwithstanding anything in this Section to the contrary, the Executive may (i) own, directly or indirectly, solely as a passive investment, securities of any person traded on any national exchange or automated quotation system if the Executive is not a controlling person of, or a member of a group which controls, such person, and does not, directly or indirectly, “beneficially own” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, without regard to the 60 day period referred to in Rule 13d-3(d)(1)(i)), 2.0% or more of any class of securities of such person and (ii) serve as a member of a board of directors or board of advisors either during, or following the termination of, the Executive’s employment with the Company.

8.     Return of Records and Property. Upon termination of employment for any reason, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, laptops, reports, data, tables, and calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company (excluding any documentation related to personal compensation and employment terms), and all other property of the Company and Proprietary Information, including, but not limited to, all documents which in whole or in part, contain any trade secrets or confidential information of the Company or its clients, which in any of these cases are in his or her possession or under his or her control.

9.     Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company in connection with the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets

10.     Indemnification. Executive shall be covered by indemnification and director and officer insurance, including advancement of attorneys’ fees, in the same manner as senior executives of BRF.

11.     Miscellaneous.

11.1     Governing Law; Arbitration. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of New York. Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by JAMS and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the Parties.

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11.2     Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter. The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

11.3     Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

11.4     Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as provided in Section 5.2 with respect to the reimbursement of certain COBRA expenses, any amounts payable pursuant to this Section 5 shall not be reduced by compensation the Executive earns on account of employment with another employer.

11.5     No Conflicts. The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

11.6     No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

11.7     Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

11.8     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all which together shall be deemed to be one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement.

NATIONAL HOLDINGS CORPORATION

Dated: January 10, 2021	By:	/s/ Michael A. Mullen
Michael A. Mullen
Chief Executive Officer

EXECUTIVE:

Dated: January 10, 2021	/s/ Glenn C. Worman
Glenn C. Worman

[Signature Page to Employment Agreement]